Consent of Independent Registered Public Accounting Firm

We consent to the use in this Amendment No. 2 to Registration Statement on Form S-1 of Haiwang Resources & Technology Ltd. of our report dated December 23, 2010 with respect to the consolidated balance sheets of Shandong Haiwang Chemical Stock Co., Ltd as of June 30, 2010 and 2009, and the related consolidated statements of income and comprehensive income, owners’ equity, and cash flows for each of the years in the two-year period ended June 30, 2010 included herein.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Bernstein &Pinchuk LLP

New York, New York
April 19, 2011